Exhibit 99.1

Valeant Announces the Early Results of Tender Offers for Its 6.75% SENIOR NOTES DUE 2018

March 20, 2017

LAVAL, QUEBEC, March 20, 2017 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) (“Valeant” or the “Company”) announced today that as of 5:00 p.m. New York City time on March 20, 2017 (the “Early Participation Date”), holders of its outstanding 6.75% Senior Notes due 2018 (the “Notes”) had validly tendered $1,552,046,000 in aggregate principal amount of the Notes in connection with the Company’s offer to purchase for cash up to $1,100,000,000 aggregate principal amount of the Notes (the “Tender Offer”), which the Company commenced on March 7, 2017.

As a result of the oversubscription of the Tender Offer, the Company has accepted for purchase tendered Notes on a prorated basis in the manner described in the Company’s Offer to Purchase dated March 7, 2017. The following table sets forth the outstanding principal amount of Notes, the principal amount that had been tendered and not withdrawn as of the Early Participation Date, the principal amount accepted for purchase and the approximate proration factor:

144A CUSIP/ISIN Number	Reg S CUSIP/ISIN Number	Title of Security	Outstanding Principal Amount	Tender Cap	Aggregate Principal Amount Tendered and not Withdrawn	Aggregate Principal Amount Accepted for Purchase	Approximate Proration Factor
92912E AC7 / US92912EAC75	C96715 AC8 / USC96715AC84	6.75% Senior Notes Due 2018	$1,600,000,000	$1,100,000,000	$1,552,046,000	$1,099,991,000	70.90%

Total consideration of $1,029.06 for each $1,000 principal amount of Notes, plus accrued and unpaid interest, is expected to be paid on March 21, 2017 (the “Initial Payment Date”) to the holders of Notes tendered and accepted for purchase as of the Early Participation Date (the “Total Consideration”). The Total Consideration includes an early participation payment of $30.00 per $1,000 principal amount of Notes accepted for purchase as of the Early Participation Date. As a result of the oversubscription of the Tender Offer, the Company will purchase Notes validly tendered as of the Early Participation Date using the approximate proration factor of 70.90%. No additional Notes tendered will be accepted under the terms of the Tender Offer. The Company expects to return any Notes tendered but not accepted for payment promptly after the Early Participation Date.

In addition to the Total Consideration, all Notes accepted for purchase will also receive accrued and unpaid interest on such Notes from the last interest payment date to, but not including, the Initial Payment Date for the Notes.

Closing of the Tender Offer is subject to the conditions described in the Company’s Offer to Purchase. However, the Credit Agreement Refinancing Condition and the Debt Financing Conditions described in the Offer to Purchase are expected to be satisfied on March 21, 2017.

This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes. Any offer to purchase the Notes will be made by means of an Offer to Purchase and related letter of transmittal. No offer to purchase will be made in any jurisdiction in which such an offer to purchase would be unlawful.

In connection with the Tender Offer, Valeant has retained Barclays Capital Inc. and Goldman, Sachs & Co. as the Dealer Managers. Questions regarding the Tender Offer should be directed to Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 or Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 902-6595. The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and the related Letter of Transmittal, each dated March 7, 2017, as amended by our press release dated March 10, 2017. Holders are urged to read those documents carefully. Requests for documents should be directed to D.F. King & Co, Inc., the Information Agent for the Tender Offer, at (866) 521-4424 (toll free) or (212) 269-5550 or email at vrx@dfking.com.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX: VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, eye health, neurology and branded generics.

Forward-Looking Information and “Safe Harbor” Statement

This press release may contain forward-looking statements, including, but not limited to, the Tender Offer, the details thereof and other expected effects of the Tender Offer. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in our most recent annual and quarterly reports and detailed from time to time in our other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. We undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, except as required by law.

Contact Information:

Elif McDonald

elif.mcdonald@valeant.com

514-856-3855

877-281-6642 (toll free)

Media:

Renée Soto

or

Chris Kittredge/Jared Levy

Sard Verbinnen & Co.

212-687-8080